Exhibit 99.1

ROHM AND HAAS COMPANY REPORTS FIRST QUARTER 2005 RESULTS

Philadelphia, PA, April 21, 2005 – Rohm and Haas Company (NYSE:ROH) today reported first quarter 2005 sales of $2,022 million, a 10 percent increase over the same period in 2004, due primarily to higher selling prices. A favorable currency impact was offset by lower demand. Earnings for the quarter were $159 million, or $0.70 per share, up 39 percent compared to the $114 million, or $0.51 per share reported in the same period last year. The first quarter results include a $0.05 per share after tax loss for the early extinguishment of debt as a result of retiring $400 million in notes scheduled to mature in 2009, as well as an adjustment of $0.07 per share after tax to accelerate stock-based compensation for retirement eligible employees where our plans provide for immediate vesting upon their retirement.

“This was a very good quarter,” said Raj L. Gupta, chairman, president and CEO. “We are successfully implementing price increases to recover the extraordinary run-up in raw material and energy costs, while maintaining tight control over operating costs. As a result, we are able to generate solid earnings and restore profit margins.”

Gupta noted that high oil prices and energy costs, as well as rising interest rates, are having an effect on global demand, with some markets – notably building and construction – showing signs of slower growth after a robust pace in 2004. The tight global supply of acrylic monomers has caused the company to adjust its product mix throughout the acrylic chain and has led to lower sales for the more commodity-like segments of the portfolio. The Electronic Materials business experienced flat demand compared to the same period last year, in line with the general market trend. “Overall, our results are consistent with our guidance for this year, and reflect our commitment to restore profit margins by implementing pricing initiatives to recover higher raw material and energy costs, continuing to focus on greater efficiency, and allocating the available supply of acrylic monomer to high growth, more profitable opportunities,” he said.

First Quarter 2005 Business Results*

Sales in the Coatings business of $624 million represent a 10 percent increase over the same period in 2004. The increase was driven by higher selling prices and the impact of favorable currency, on relatively flat demand. Sales for Architectural and Functional Coatings, the largest of the Coatings businesses, increased 14 percent over the first quarter of 2004, primarily reflecting higher selling prices. Powder Coatings sales declined 7 percent over the same period a year ago. General softness in the European markets, as well as some share loss, offset the impact of favorable currency and higher selling prices. Demand in the North American powder coatings market was also down from the previous-year period, in line with an ongoing shift of downstream customers to the Asia-Pacific region. Automotive Coatings sales decreased 3 percent from the first quarter last year, reflecting lower auto builds in the United States; however, the business gained share within the North American market. Earnings of $49 million were down from $55 million in 2004. The favorable impact of higher selling prices and currencies were more than offset by lower demand and higher raw material and energy costs.

Performance Chemicals sales of $404 million were up 7 percent over the comparable period in 2004. Higher selling prices and favorable currencies were partially offset by lower demand. Plastics Additives sales increased 4 percent over the same period last year, as higher pricing and favorable currency offset lower demand. The business performance reflects a general slowing in the building and construction markets in North America and Europe. Asia-Pacific demand was impacted by customer pre-buying in earlier periods in anticipation of price increases. Plastics Additives continues to adjust its portfolio to strategically deploy the available acrylic monomer to segments with higher margins. Consumer and Industrial Specialties sales increased 14 percent over the first quarter of 2004, due to higher selling prices, favorable currency and an improved product mix associated with new products. Process Chemicals sales increased 4 percent, attributable to higher pricing and favorable currency. Strong demand in the industrial markets in North America, as well as in the power and ultra-high purity water markets in Asia-Pacific, offset weakness in some European markets. Earnings for Performance Chemicals of $42 million in the quarter were up 20 percent over the same period in 2004 due to higher sales, which more than offset higher raw material and energy costs.

Monomers sales of $477 million overall were up substantially from the $298 million in the prior year. Sales to external customers increased 44 percent to $181 million, up from $126 million in the first quarter of 2004. The increase reflects improved pricing to offset raw material and energy costs and the tight acrylic monomer supply in the global marketplace, higher demand and the favorable impact of currencies. Monomers earnings

* In 2005, we have adopted a streamlined and consistent methodology for allocating shared service costs across all Business Units and redefined Corporate expenses. This provides improved management reporting. “Shared Services” refers to support activities provided by staff functions, such as Finance, Human Resources, Logistics, Procurement and Information Technology. Consistent with this change, we have reclassified our 2004 results to reflect the new process and to ensure that prior-year results are comparable to those in 2005. As a result, some of the figures reported for 2004 in this release may differ slightly from those published last year. A copy of the reclassified schedule can be found on the company’s website at www.rohmhaas.com.

of $59 million were up from the $14 million a year ago, as higher selling prices more than offset higher raw material and energy costs in the period. Captive use and external sales contributed somewhat equally to the earnings improvement.

Electronic Materials sales of $302 million were unchanged versus the first quarter in 2004, reflecting similar demand to the same period last year, while the favorable effect of currencies offset the normal declines in selling prices. Semiconductor Technologies sales were flat with the first quarter of 2004, reflecting higher demand in Asia-Pacific and Europe offsetting continued weakness in North America. Sales of advanced technology products, such as deep ultraviolet photoresists, anti-reflective coatings and chemical mechanical planarization pads and slurries were up slightly from the previous year. Circuit Board Technologies sales decreased 2 percent over the prior year period, as weaknesses in both the U.S. and European markets could only be partially offset by continued growth in Asia. Sales from Packaging and Finishing Technologies increased 2 percent over the prior year period, on stronger demand in Europe and Asia-Pacific. Electronic Materials earnings of $25 million were down 11 percent from the same period in 2004 as a result of restructuring charges.

Adhesives and Sealants sales of $193 million were up 10 percent over the comparable period in 2004, the result of higher pricing and favorable impact of currencies offsetting lower demand during the quarter. The lower demand was due to strategic decisions to make portfolio adjustments in the face of raw-material related constraints. Earnings of $16 million were up 23 percent over the prior year, as the higher selling prices and favorable currencies more than offset higher raw material and energy costs.

Salt sales of $318 million were up 12 percent over the first quarter of 2004, due to higher demand for ice control products as a result of severe winter weather, as well as increased selling prices and the favorable impact of currency. Earnings for the quarter were $30 million, up 25 percent from the same period last year. Higher selling prices and favorable currencies offset higher manufacturing costs.

Corporate reported net expenses of $62 million in the first quarter of 2005 compared to prior period expenses of $55 million. Reduced consulting and environmental remediation expenses, as well as the reversal of restructuring charges, were more than offset by the cost associated with the early extinguishment of debt and the adjustment to stock-based compensation expense. Of the $15 million after tax associated with the stock compensation expense, $8 million relates to prior periods. We have determined prior period amounts were not material to our previously issued financial statements.

First Quarter 2005 Regional Sales Performance

North American sales of $1,091 million were up 12 percent over the comparable period in 2004, primarily the result of higher pricing. European sales of $529 million were up 8 percent over the first quarter of 2004, the result of the higher selling prices and favorable impact of currency, partially offset by lower demand. Asia-Pacific sales of $328 million were up approximately 7 percent from the same period in 2004, contributed by increased selling prices and favorable currency. Latin American sales of $74 million were up 21 percent, reflecting the impact of higher selling prices and higher demand.

Comments on the First Quarter 2005 Income Statement

Gross Profit Margin in the quarter was 30.2 percent, up from the 28.8 percent in the same period last year, reflecting higher selling prices, improved product mix, the favorable impact of currency, and excellent cost control. These factors were offset somewhat by significantly higher raw material and energy costs compared to a year ago.

Selling and Administrative spending of $259 million is up 4 percent from the same period last year, as recent cost savings initiatives were more than offset by higher employee-related costs, including the adjustment to stock-based compensation noted earlier, and the unfavorable impact of currency.

Research and Development of $64 million was 3 percent lower than spending in the first quarter in 2004, reflecting tight control on discretionary spending.

Interest expense for the quarter was $35 million, or 17 percent higher than the same period last year, primarily as a result of the higher average U.S. interest rates.

Income tax expense for the quarter was $70 million, reflecting an effective tax rate of 30.4 percent, which compares favorably to the 31.8 percent effective rate in 2004. The decrease in the effective tax rate was primarily due to lower tax on foreign earnings.

After-Tax Profit Margin at 7.9 percent of sales was the highest recorded since the first quarter of 2000.

Full-Year Guidance

Gupta noted that, while the outlook for overall market demand is somewhat uncertain, the company continues to expect modest volume growth for the year. “Rohm and Haas remains focused on improving its sales mix through the introduction of new and improved products, implementing selective price increases to offset continuing escalations in raw material and energy costs, improving the efficiency of manufacturing operations, and streamlining its processes,” Gupta said. “As a result, we expect full year sales growth in the 10 to 12 percent range, yielding annual sales of over $8 billion and full-year 2005 earnings in the $2.65 to $2.90 per share range.”

# # #

This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings forecasts, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 1, 2005.

About Rohm and Haas Company
Rohm and Haas is a Philadelphia-based specialty materials company which makes products for the personal care, grocery, home and construction markets, and the electronics industry. The company had annual sales of approximately $7.3 billion in 2004 with operations in 27 countries. Additional information about Rohm and Haas can be found at www.rohmhaas.com.

CONTACTS:	Investor Relations	Media Relations
	Gary O'Brien	Brian McPeak
	Director, Investor Relations	Corporate Communications
	215-592-3409	215-592-2741
	GOBrien@rohmhaas.com	Bmcpeak@rohmhaas.com

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
			Percent
	2005	2004	Change
Net sales	$2,022	$1,832	10%
Cost of goods sold	1,412	1,304	8%

Gross profit	610	528	16%

Selling and administrative expense	259	248
Research and development expense	64	66
Interest expense	35	30
Amortization of intangibles	15	16
Restructuring and asset impairments	(4)	(2)
Loss on early extinguishment of debt	17	—
Share of affiliate earnings, net	3	3
Other (income) expense, net	(3)	3

Earnings from continuing operations before income taxes and minority interest	230	170

Income taxes	70	54
Minority interest	1	2

Net Earnings	$159	$114

Basic net earnings per share	$0.71	$0.51

Diluted net earnings per share	$0.70	$0.51

Weighted average common shares outstanding — basic:	224.1	222.8
Weighted average common shares outstanding — diluted:	226.5	223.8

Other Data:
Capital spending	$48	$54
Depreciation expense	$104	$103

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Rohm and Haas Company and Subsidiaries
Consolidated Balance Sheets
(in millions, except share data)
(preliminary and unaudited)

	March 31,	December 31,
	2005	2004
Assets
Cash and cash equivalents	$228	$625
Restricted cash	49	49
Receivables, net	1,495	1,469
Inventories	855	841
Prepaid expenses and other current assets	234	263

Total current assets	2,861	3,247

Land, buildings and equipment, net of accumulated depreciation	2,825	2,929
Investments in and advances to affiliates	129	141
Goodwill, net of accumulated amortization	1,717	1,724
Other intangible assets, net of accumulated amortization	1,708	1,665
Other assets	384	389

Total Assets	$9,624	$10,095

Liabilities and Stockholders’ Equity
Liabilities
Short-term obligations	$189	$77
Trade and other payables	533	611
Accrued liabilities	607	839
Income taxes payable	259	213

Total current liabilities	1,588	1,740

Long-term debt	2,089	2,563
Employee benefits	710	706
Deferred income taxes	1,038	1,059
Other liabilities	229	226

Total Liabilities	5,654	6,294

Minority Interest	111	104

Commitments and contingencies

Stockholders’ Equity:
Preferred stock; par value — $1.00; authorized- 25,000,000 shares; issued-no shares	—	—
Common stock; par value- $2.50; authorized- 400,000,000 shares; issued - 242,078,349 shares	605	605
Additional paid-in capital	2,116	2,062
Retained earnings	1,472	1,370

	4,193	4,037

Treasury stock at cost (2005-15,847,343 shares; 2004- 16,818,129 shares)	(180)	(166)
ESOP shares (2005- 9,616,239 shares; 2004- 9,811,464 shares)	(92)	(94)
Accumulated other comprehensive loss	(62)	(80)

Total Stockholders’ Equity	3,859	3,697

Total Liabilities and Stockholders’ Equity	$9,624	$10,095

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Rohm and Haas Company and Subsidiaries	Appendix I

(in millions)
(unaudited)

Net Sales by Business Segment and Region

	Three Months Ended
	March 31,
	2005	2004
Business Segment
Coatings	$624	$566
Performance Chemicals	404	378
Monomers	477	298
Electronic Materials	302	302
Adhesives and Sealants	193	176
Salt	318	284
Elimination of Intersegment Sales	(296)	(172)

Total	$2,022	$1,832

Customer Location
North America	$1,091	$975
Europe	529	489
Asia-Pacific	328	307
Latin America	74	61

Total	$2,022	$1,832

Net Earnings (Loss) by Business Segment (1)

	Three Months Ended
	March 31,
	2005	2004 (1)
Business Segment
Coatings	$49	$55
Performance Chemicals	42	35
Monomers	59	14
Electronic Materials	25	28
Adhesives and Sealants	16	13
Salt	30	24
Corporate	(62)	(55)

Total	$159	$114

(1) In 2005, we adopted a new methodology for allocating shared service costs. Prior year amounts have been reclassified to conform to the current year presentation.

Rohm and Haas Company and Subsidiaries	Appendix II

(in millions)
(unaudited)

Provision for Restructuring and Asset Impairments by Business Segment

Pre-tax

	Three Months Ended
	March 31,
	2005	2004
Business Segment
Coatings	$—	$—
Performance Chemicals	(1)	—
Monomers	—	—
Electronic Materials	4	—
Adhesives and Sealants	(1)	(2)
Salt	—	—
Corporate	(6)	—

Total	$(4)	$(2)

After-tax

	Three Months Ended
	March 31,
	2005	2004
Business Segment
Coatings	$—	$—
Performance Chemicals	(1)	—
Monomers	—	—
Electronic Materials	3	—
Adhesives and Sealants	—	(1)
Salt	—	—
Corporate	(5)	—

Total	$(3)	$(1)

Earnings (Loss) from Continuing Operations Before Interest, Taxes, Depreciation and Amortization and Minority Interest (EBITDA) by Business Segment

Due to the varying impacts of debt, interest rates, acquisition related amortization and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended
	March 31,
	2005	2004 (1)
Business Segment
Coatings	$96	$104
Performance Chemicals	83	75
Monomers	101	36
Electronic Materials	53	62
Adhesives and Sealants	35	31
Salt	62	55
Corporate	(46)	(44)

Total	$384	$319

Reconciliation of EBITDA to Earnings from Continuing Operations

	Three Months Ended
	March 31,
	2005	2004 (1)
EBITDA	$384	$319
Interest expense	35	30
Income taxes	70	54
Depreciation expense	104	103
Amortization of finite-lived intangibles	15	16
Minority Interest	1	2

Net Earnings	$159	$114

(1) In 2005, we adopted a new methodology for allocating shared service costs. Prior year amounts have been reclassified to conform to the current year presentation.